COACHMEN INDUSTRIES, INC.
2831 Dexter Drive • P.O. Box 3300 • Elkhart, Indiana 46514 • 574/266-2500 • Fax 574/266-2559

NEWS RELEASE

For immediate release Monday, February 2, 2009

Coachmen Wins Liability Portion of Lawsuit Against Crane Composites, Inc.

Elkhart, IN - Coachmen Industries, Inc. (NYSE:COA) today announced that it and four of its RV operating subsidiaries (Coachmen) received a favorable verdict against Crane Composites, Inc. f/k/a Kemlite for breach of contract and multiple warranty claims arising from the sale of defective sidewall material to Coachmen.

All of the counts alleged in the original complaint were found in favor of Coachmen.  The remaining phase of the trial will determine the amount of damages payable on this liability judgment.  In its complaint, Coachmen has asserted claims for warranty-related expenses in excess of $19 million and total potential claims of over $85 million.

 “We are very pleased with the overwhelming victory in the liability phase and are cautiously optimistic about the final outcome of this matter” states Todd Woelfer, General Counsel of Coachmen.

It is anticipated that the final phase of the trial will be conducted in the Fall of 2009.  There can be no assurance about the amount or timing of any damages that Coachmen may realize from the final phase of the trial.

Coachmen Industries, Inc. is one of America's premier manufacturers of systems-built construction, as well as specialty vehicles. Through ALL AMERICAN HOMES® and MOD-U-KRAF®, the Company is one of the nation's largest producers of systems-built homes, and also a major builder of commercial and multi-family residential structures with its ALL AMERICAN BUILDING SYSTEMS™ products. Coachmen Industries, Inc. is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the ticker COA.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, the potential fluctuations in the Company's operating results, increased interest rates the availability for floorplan financing for the Company's builders and corresponding availability of cash to Company, uncertainties and timing with respect to sales resulting from recovery efforts in the Gulf Coast, uncertainties regarding the impact on sales of the disclosed restructuring steps in housing and building segments, the ability of the company to generate taxable income in future years to utilize deferred tax assets and net operating loss carry-forwards available for use, the impact of performance on the valuation of intangible assets, the availability and the price of gasoline, price volatility of raw materials used in production, the Company's dependence on suppliers, the availability and cost of real estate for residential housing, the supply of existing homes within the company's markets, the impact of home values on housing demand, the impact of sub-prime lending on the availability of credit for the broader housing market, the ability of the Company to perform in new market segments where it has limited experience, adverse weather conditions affecting home deliveries, competition, government regulations, legislation governing the relationships of the Company with its builders, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, current litigation relating to and Congressional inquiry surrounding the Company's use of components containing formaldehyde in its products, further developments in the war on terrorism and related international crises, oil supplies, and other risks identified in the Company's SEC filings. All litigation is speculative with no assurance of any recovery.

For more information:

Thomas Gehl	Colleen Zuhl
Secretary	Chief Financial Officer
574-266-2531